Allegion plc
Incentive Stock Plan of 20__

Restricted Stock Unit Award Agreement - Director
Dated as of [_______] (“Grant Date”)

Allegion plc (the “Company”) hereby grants to [_______] (“Participant”) a restricted stock unit award (the “RSUs”) with respect to [_______] ordinary shares of the Company (the “Shares”), pursuant to and subject to the terms and conditions set forth in the Company’s Incentive Stock Plan of 20__ (the “Plan”) and to such further terms and conditions set forth in this Restricted Stock Unit Award Agreement (the “Award Agreement”), including any appendix to the Award Agreement for Participant’s country (the “Appendix”). Unless otherwise defined herein, the terms defined in the Plan shall have the same meanings in this Award Agreement.
1.Vesting and Issuance of Shares.
(a)Participant’s right to receive Shares subject to the RSUs shall vest on the first anniversary of the Grant Date (the “Vesting Date”), subject to Participant’s continued service as a member of the Board on the Vesting Date.
(b)If Participant’s service as a member of the Board terminates by reason of retirement, death or disability, the Shares subject to the RSUs that have not yet vested shall vest as of the date of such termination. If Participant’s service as a member of the Board terminates for any reason other than retirement, death or disability, all unvested RSUs shall be immediately forfeited as of the date of such termination.
(c)The Company shall cause to be issued to Participant Shares with respect to the RSUs that become vested within 30 days of the earlier of the Vesting Date or, if the RSUs become vested pursuant to Section 1(b) above, the date that the Participant experiences a “separation from service” within the meaning of Section 409A of the Code, or in the case of Participant’s death, within such period as permitted under Section 409A of the Code. Such Shares shall be fully paid and non-assessable. Participant will not have any of the rights or privileges of a shareholder of the Company in respect of any Shares subject to the RSUs unless and until such Shares have been issued to Participant.
2.Dividend Equivalents.
Participant shall be entitled to receive an amount equal to any cash dividend paid by the Company upon one Share for each RSU held by Participant when such dividend is paid (“Dividend Equivalent”), provided that (a) Participant shall have no right to receive the Dividend Equivalents unless and until the associated RSUs vest, (b) Dividend Equivalents shall not accrue interest and (c) Dividend Equivalents shall be paid in cash at the time that the associated RSUs are settled in accordance with Section 1(c) above.

3.Taxes.
Regardless of any action the Company and/or an Affiliate take with respect to any and all federal, state, local or other tax related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”), Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains Participant’s responsibility. To satisfy any withholding obligations of the Company or an Affiliate with respect to Tax-Related Items, the Company will withhold Shares otherwise issuable upon settlement of the RSUs. The Company may withhold for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates.
Alternatively, or in addition, the Company may satisfy such withholding obligations by
(a)    withholding from any cash compensation paid to Participant by the Company or an Affiliate,

(b)    withholding from proceeds of the sale of Shares acquired upon settlement of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization without further consent),
(c)    requiring Participant to tender a cash payment to the Company or an Affiliate in the amount of the Tax-Related Items, or
(d) any other method of withholding determined by the Company to be permitted under the Plan;

provided, however, that the withholding methods described in this Section 3 (a), (b), (c) and (d) will only be used if the Committee (as constituted to satisfy Rule 16b-3 of the Act) determines, in advance of the applicable withholding event, that one of these withholding methods will be used in lieu of withholding Shares. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if Participant fails to comply with his or her obligations in connection with the Tax-Related Items.
4.Recoupment Provision.
In the event that Participant commits fraud or engages in intentional misconduct that results in a need for the Company to restate its financial statements, then the Committee may direct the Company to (a) cancel any outstanding portion of the RSUs and (b) recover all or a portion of the financial gain realized by Participant through the RSUs.
5.Nature of Grant.
In accepting the RSUs, Participant acknowledges, understands and agrees that:
(d)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be amended, altered or discontinued by the Company at any time, to the extent permitted by the Plan;
(a)the grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units, or benefits in lieu of restricted stock units, even if restricted stock units have been granted in the past;
(b)all decisions with respect to future restricted stock unit grants, if any, will be at the sole discretion of the Company;
(c)the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(d)no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from Participant ceasing to provide services to the Company or from cancellation of the RSUs or recoupment of any financial gain resulting from the RSUs as described in Section 4 of the Award Agreement and, in consideration of the grant of the RSUs to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company, waives the ability, if any, to bring any such claim and releases the Company and any Affiliate from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant will be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims; and
(e)unless otherwise provided in the Plan or by the Company, in its discretion, the RSUs and the benefits evidenced by the Award Agreement do not create any entitlement to have the RSUs or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares.
6.Data Privacy.

Participant understands that the Company may collect, use, store, and otherwise process certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, any shares of stock or directorships held in the Company, details of all RSUs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the purpose of implementing, administering and managing the Plan (“Data”).
Participant understands that Data will be transferred to UBS or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that he or she may request a list of any recipients of Data by contacting the Secretary of the Company. Participant authorizes the Company, UBS and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the purpose of implementing, administering and managing Participant’s participation in the Plan. Participant understands that Data will be retained only as long as is necessary to implement, administer and manage Participant’s participation in the Plan or as otherwise required by applicable law. Participant understands that he or she may be entitled under applicable law to request to view Data, request additional information about the storage and processing of Data, make any necessary amendments to Data, in any case without cost, by contacting in writing the Secretary of the Company.
7.Choice of Law and Venue.
The RSU grant and the provisions of this Award Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to such state’s conflict of laws or provisions, as provided in the Plan. For purposes of litigating any dispute that arises under this grant or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Delaware and agree that such litigation shall be conducted in the courts of New Castle County, Delaware, or the federal courts for the United States for the District of Delaware, where this grant is made and/or to be performed
8.Severability.
The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

9.Imposition of Other Requirements.
This grant is subject to, and limited by, all applicable laws and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required. Participant agrees that the Company shall have unilateral authority to amend the Plan and this Award Agreement without Participant’s consent to the extent necessary to comply with securities or other laws applicable to the issuance of Shares. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
10.Waiver.

Participant acknowledges that a waiver by the Company of breach of any provision of the Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by Participant or any other participant in the Plan.

11.Electronic Delivery and Participation.
The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan by electronic means.
12.Country-Specific Terms and Conditions.
The RSUs and the Shares subject to the RSUs shall be subject to any special terms and conditions set forth in the Appendix if Participant resides outside the United States. Moreover, if Participant relocates outside the United States, the special terms and conditions set forth in the Appendix will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Award Agreement.
13.Acknowledgement & Acceptance within 120 Days.
This grant is subject to acceptance, within 120 days of the Grant Date, by written notice to the Secretary of the Company. Failure to accept the RSUs within 120 days of the Grant Date may result in cancellation of the RSUs.
Signed for and on behalf of the Company:
[__________________________]
Chairman and Chief Executive Officer
Allegion plc

Acknowledged and Accepted by Participant:
__________________________________                    ______________
Signature                                                            Date

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

Allegion plc
Incentive Stock Plan of 20__

Appendix to the
Restricted Stock Unit Award Agreement - Director

This Appendix includes special terms and conditions applicable to Participant if Participant resides outside the United States. These terms and conditions supplement or replace (as indicated) the terms and conditions set forth in the Restricted Stock Unit Award Agreement (the “Award Agreement”). Unless otherwise defined herein, the terms defined in the Plan or the Award Agreement, as applicable, shall have the same meanings in this Appendix.
This Appendix also includes information relating to exchange control and other issues of which Participant should be aware with respect to his or her participation in the Plan. The information is based on the exchange control, securities and other laws in effect in the respective countries as of November 2014. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Participant not rely on the information herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the RSUs vest or the Shares acquired under the Plan are sold.
In addition, the information is general in nature and may not apply to Participant’s particular situation. The Company is not in a position to assure Participant of any particular result. Accordingly, Participant is advised to seek appropriate professional advice as to how the relevant laws in his or her country may apply to his or her situation.
A.         General Provisions for Non-U.S. Participants
In accepting the RSUs, Participant acknowledges, understands and agrees that:
(a)neither the Company nor any Affiliate shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to Participant pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement.
B.         Country-Specific provisions for Non-U.S. Participants

N/A

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